UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Definitive Proxy Statement

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STEEL EXCEL INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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STEEL EXCEL INC.
1133 Westchester Avenue, Suite N222
White Plains, New York 10604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 28, 2015

April 30, 2015
To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Steel Excel Inc. (the “Company”) to be held on May 28, 2015, at 10:00 a.m., local time, at Shade Hotel, 1221 North Valley Drive, Manhattan Beach, CA 90266 for the following purposes:

1. To elect six directors to the Board of Directors of the Company (the “Board”).

2. To approve, on a non-binding, advisory basis, named executive officer compensation.

3. To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

4.  To transact any other business as may properly come before the Annual Meeting or any postponement or adjournments of the Annual Meeting.

These items of business are more fully described in the attached Proxy Statement. Only holders of record of the Company’s common stock, $0.001 par value per share, at the close of business on April 15, 2015 will be entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

WARREN G. LICHTENSTEIN
Chairman

Whether or not you plan to attend the Annual Meeting, please cast your vote online, by telephone or by completing, dating, signing and promptly returning the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting. This will assure that your shares are represented at the Annual Meeting.

STEEL EXCEL, INC.

1133 Westchester Avenue, Suite N222
White Plains, New York 10604

PROXY STATEMENT

Annual Meeting of Stockholders

This Proxy Statement is being furnished to the stockholders of Steel Excel Inc., a Delaware corporation,  (the “Company,” “Steel Excel,” “we” or “us”), in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Steel Excel, for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 28, 2015, at 10:00 a.m., local time, at Shade Hotel, 1221 North Valley Drive, Manhattan Beach, CA 90266 and at any postponements thereof.

At the Annual Meeting, stockholders will be asked:

1. To elect six directors to the Board.

2. To approve, on a non-binding, advisory basis, named executive officer compensation.

3. To ratify the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

4.  To transact any other business as may properly come before the Annual Meeting or any postponement or adjournments of the Annual Meeting.

The Board has fixed the close of business on April 15, 2015, as the record date for the determination of the holders of our common stock, $0.001 par value per share (“Common Stock”), entitled to notice of and to vote at the Annual Meeting. Each eligible stockholder will be entitled to one vote for each common share held on all matters to come before the Annual Meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone. At the close of business on April 15, 2015, there were 11,565,103 shares of Common Stock entitled to vote.

This Proxy Statement and the accompanying form of proxy are first being sent to holders of the Common Stock on or about April 30, 2015.  Our Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2014 (“2014”) is enclosed with this Proxy Statement.

THE ANNUAL MEETING

Date, Time and Place

The Annual Meeting will be held on May 28, 2015, at 10:00 a.m., local time, at Shade Hotel, 1221 North Valley Drive, Manhattan Beach, CA 90266.

Matters to be Considered

At the Annual Meeting, stockholders will be asked to consider and cast a vote on the following matters: the election of six directors; the approval, on a non-binding, advisory basis, of named executive officer compensation; and the ratification of the selection of independent auditors.

The Board does not know of any matters to be brought before the Annual Meeting other than as set forth in the notice of Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Quorum; List of Stockholders of Record

Only holders of record of the Company’s Common Stock at the close of business on April 15, 2015 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 11,565,103 shares of Common Stock outstanding and entitled to vote. A majority of the shares outstanding on the Record Date, represented by proxy or in person, will constitute a quorum for the transaction of business at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices for a period of ten days before the Annual Meeting. Stockholders may examine the list for purposes germane to the Annual Meeting.

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share of Common Stock held by them as of the Record Date.

Proposal 1: Election of Directors.  Under our bylaws, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions are not counted as votes “FOR” or “AGAINST” the election of directors. Our Corporate Governance Principles, which are available on our website at www.steelexcel.com under “Investors – Corporate Governance,” set forth our procedures for the nomination of an incumbent director in an uncontested election and our policy relating to the resignation of an incumbent director who fails to receive a majority of the votes cast in an uncontested election. Information on our website shall not constitute a part of this Proxy Statement. In contested elections, the standard vote would be a plurality of votes cast. Stockholders do not have the right to cumulate their votes in the election of directors.

The Board recommends a vote “FOR” all nominees.

Proposal 2: Approval of Named Executive Officer Compensation.  The approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting in person or by proxy on the matter. The vote is advisory and therefore not binding on the Compensation Committee, the Board, or the Company.

The Board recommends a vote “FOR” this proposal.

Proposal 3:  Selection of Auditors.  Ratification of the selection of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting in person or by proxy on the matter. The vote is advisory and therefore not binding on the Audit Committee, the Board, or the Company.

The Board recommends a vote “FOR” this proposal.

We have been advised that it is the intention of Steel Partners Holdings L.P. (“Steel Holdings”) and its affiliates to vote the shares of our Common Stock over which they have voting power “FOR” all nominees for director and in favor of all other Proposals described in this Proxy Statement. Steel Holdings and its affiliates beneficially owned approximately 57.2% of our outstanding shares of Common Stock as of the Record Date. See the stock ownership table set forth in “Stock Ownership of Principal Stockholders and Management” below for information regarding the ownership of our Common Stock.

Voting of Proxies

Stockholders that are “beneficial owners” (your Steel Excel shares are held for you in street name, by a bank, broker or other nominee) and “registered stockholders” (your Steel Excel shares are held in your own name through our transfer agent, Computershare, Inc., or you are in possession of stock certificates) may submit their votes before the Annual Meeting by: (a) Internet at www.proxyvote.com or (b) telephone by calling 1-800-690-6903. Additionally, if you received your materials for the Annual Meeting by mail and do not wish to vote by Internet or telephone, you may mail a completed proxy card (in the case of registered stockholders), or voting instruction card (in the case of beneficial owners), in the prepaid envelope that was provided with your Annual Meeting materials. Stockholders wishing to vote by mail should be sure to complete and properly sign the proxy card (registered holders) or voting instruction card (beneficial owners) you received and return it in the prepaid envelope provided, and it will be voted in accordance with the specifications made on the proxy card or voting instruction card. If no specification is made on a signed and returned proxy card or voting instruction card, the shares represented by the proxy will be voted “FOR” the election to the Board of each of the six nominees named on the proxy or instruction card, “FOR” the advisory vote on approval of the compensation of our named executive officers, “FOR” ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and, if any other matters are properly brought before the Annual Meeting, the proxy will be voted as the Board may recommend.

Voting instructions, including instructions for both telephonic and Internet voting, are provided on the proxy card. The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded. If you do vote by Internet or telephone, it will not be necessary to return your proxy card.

We encourage stockholders with Internet access to record your vote on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause your vote to arrive late and therefore not be counted.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone voting will depend on their voting procedures.

If a stockholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the Annual Meeting and votes in person, his or her shares will not be voted.

If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast at the Annual Meeting (attendance at the Annual Meeting will not, in and of itself, constitute a revocation of any previously submitted votes). If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on the Record Date, in order to vote your shares at the Annual Meeting.

Revocability of Proxies

Any proxy signed and returned by a stockholder or voted by telephone or via the Internet may be revoked at any time before it is voted at the Annual Meeting. A proxy may be revoked by giving written notice of revocation to the Secretary of the Company, at the Company’s address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the Annual Meeting. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder has instructed a broker, bank or nominee to vote his, her or its shares, the stockholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder, unless such vote is revoked in person at the Annual Meeting according to the revocability instructions outlined above.

Attending in Person

Only holders of Common Stock as of the Record Date, their proxy holders and our invited guests may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares in street name, such as by a broker, you must bring proof of your ownership and identification with a photo at the Annual Meeting. For example, you may bring an account statement showing that you beneficially owned Common Stock as of the Record Date as acceptable proof of ownership.

Effect of Abstentions and “Broker Non-Votes”

If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. Because directors are elected by the majority of the votes cast at the Annual Meeting in uncontested elections and by a plurality of votes cast in contested elections, abstentions will have no effect on the outcome of Proposal No. 1, concerning the election of the six nominees to our Board. Similarly, abstentions will have no effect on Proposal No. 2, concerning the non-binding, advisory vote on executive compensation, and Proposal No. 3, concerning the ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

A “broker non-vote” occurs when a beneficial owner does not provide his or her broker with instructions as to how to vote the shares (“uninstructed shares”) and the broker does not vote on a particular proposal because they do not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Brokers may not vote on “non-routine” proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes.” Proposal No. 1, concerning the election of the six nominees to our Board and Proposal No. 2, concerning the non-binding, advisory vote on executive compensation are considered “non-routine”, which means that brokerage firms may not vote in their discretion regarding these items on behalf of beneficial owners who have not furnished voting instructions; however, such uninstructed shares will be counted towards establishing a quorum. Therefore, we encourage you to vote your shares by Internet, telephone or by signing and returning your proxy card or voting instruction card with complete voting instructions before the Annual Meeting, so that your shares will be represented and voted at the Annual Meeting even if you cannot attend in person.

Brokers do have authority to vote uninstructed shares for or against “routine” proposals. Proposal No. 3, ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2015, constitutes a “routine” proposal. Accordingly, a broker may vote uninstructed shares “FOR” or “AGAINST” Proposal No. 3 and such votes will count towards establishing a quorum.

The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes (which are votes that could have been provided had the beneficial holder provided voting instructions to its broker) for each proposal.

Adjournment of Annual Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy may remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted.

Expenses of Soliciting Proxies

Our Board is soliciting the proxy included with this Proxy Statement for use at the Annual Meeting. We will pay the expenses of soliciting proxies for the Annual Meeting. After the mailing of the proxy cards and other soliciting materials, we and/or our agents, including our directors, officers or employees, also may solicit proxies by mail, telephone, facsimile, email or in person. After the mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our Common Stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so. Our directors, officers and employees will not receive any additional compensation for any soliciting efforts in which they may be engaged.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to stockholders who may have more than one Steel Excel stock account, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of Annual Meeting materials will receive only one copy of the Annual Meeting materials and any additional proxy soliciting materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as conserve natural resources. Stockholders who participate in householding will continue to receive separate proxy cards or voting instruction cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Annual Meeting materials, or if you hold in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare, Inc. (in writing: P.O. BOX 30170 College Station, TX 77842, Attn: Stephen Jones; by telephone: in the U.S., Puerto Rico and Canada, 1-800-522-6645; outside the U.S., Puerto Rico and Canada, 1-201-680-6578).

If we are householding materials to your address and you wish to receive a separate copy of the Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare, Inc. as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2015

This Proxy Statement and the Annual Report are available at our website, www.steelexcel.com under “Investors – Corporate Governance.”

Annual Report and Company Information

A copy of our Annual Report is being furnished to stockholders concurrently herewith.

Steel Excel will mail without charge, upon written request, a copy of the Annual Report, including financial statements, financial statement schedule and list of exhibits, and any exhibit specifically requested. Stockholders may request a written copy of our Audit Committee Charter, Compensation Committee Charter, Governance and Nominating Committee Charter, our Corporate Governance Principles and our Code of Business Conduct and Ethics, by writing to our Corporate Secretary. Requests should be sent to:

Steel Excel Inc.
Attn: Leonard J. McGill, Corporate Secretary
590 Madison Avenue
32nd Floor
New York, New York 10022

Each of these documents is also available on our website, www.steelexcel.com under “Investors – Corporate Governance.”

Independent Auditors

We have been advised that representatives of BDO are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our ability to deploy our capital in a manner that maximizes stockholder value; the ability to identify suitable acquisition candidates or business and investment opportunities; the inability to realize the benefits of our net operating losses; the ability to consolidate and manage our newly acquired businesses; fluctuations in demand for our services; the hazardous nature of operations in the oilfield services industry, which could result in personal injury, property damage or damage to the environment; environmental and other health and safety laws and regulations, including those relating to climate change; general economic conditions and other risks detailed from time to time in filings we make with the SEC, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

At the Annual Meeting, stockholders are being asked to elect six directors, the current size of the Board, to serve until the next annual meeting or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote “FOR” the six nominees named by the Board and listed on the following table. The Board does not expect that any of the nominees will be unavailable for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for the substitute nominees as the Board may propose.

Each of the following nominees is currently serving as a director. Each of the biographies of the nominees for election as directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Governance and Nominating Committee and the Board to determine that the person should be nominated for election as a director of the Company at the Annual Meeting. The following information is as of April 15, 2015.

Name	Age	Position With The Company	Director Since
Warren G. Lichtenstein (1)(3)	49	Chairman of Steel Excel; President of Steel Sports Inc.	2010
Jack L. Howard (1)(2)(3)	53	Vice Chairman and principal executive officer of Steel Excel	2007
John J. Quicke	65	Director of Steel Excel; President and Chief Executive Officer of Steel Energy	2007
John Mutch (1)(4)	58	Director of Steel Excel	2007
Gary W. Ullman (2)(4)	73	Director of Steel Excel	2011
Robert J. Valentine (2)	65	Director of Steel Excel	2012
__________________________
(1)	Member of the Governance and Nominating Committee of the Board (“Governance and Nominating Committee”).

(2)	Member of the Compensation Committee of the Board (“Compensation Committee”).

(3)	Member of the Investment Committee of the Board (“Investment Committee”).

(4)	Member of the Audit Committee of the Board (“Audit Committee”).

Warren G. Lichtenstein has served as a member of our Board since October 2010 and as our Chairman of the Board since May 2011. In 2011 Mr. Lichtenstein founded Steel Sports Inc., a subsidiary of the Company dedicated to building a network of participatory and experience-based sports-related businesses, with a particular emphasis on youth sports. Mr. Lichtenstein served as the Chairman and Chief Executive Officer of Steel Partners Holdings GP Inc. (“Steel Holdings GP”) from July 2009 to February 2013, and as Executive Chairman since February 2013. Steel Holdings GP is the general partner of Steel Partners Holdings L.P. (“Steel Holdings”), a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. Mr. Lichtenstein is the Chairman and Chief Executive Officer of Steel Partners LLC (“Steel Partners”) and has been associated with Steel Partners and its affiliates since 1990. Since March 2013, Mr. Lichtenstein has served as Chairman of the Board of ModusLink Global Solutions, Inc. (“ModusLink”), a NASDAQ company providing customized supply chain management services to the world’s leading high technology companies. Mr. Lichtenstein has served as a director of GenCorp Inc., a NYSE-listed manufacturer of aerospace and defense products and systems with a real estate business segment, since March 2008 and has served as the Chairman of the Board since March 2013. Mr. Lichtenstein has served as a director of Handy &Harman Ltd. (“HNH”), a diversified manufacturer of engineered niche industrial products, since July 2005. He has served as a director of SL Industries, Inc. (“SL Industries”), a company that designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment that is listed on NYSE Amex, since March 2010. He previously served as a director (formerly Chairman of the Board) of SL Industries from January 2002 to May 2008 and served as Chief Executive Officer from February 2002 to August 2005. Mr. Lichtenstein served as a director of WebFinancial Corporation (“WebFinancial”), the predecessor entity of Steel Holdings, from 1996 to June 2005, as Chairman and Chief Executive Officer from December 1997 to June 2005 and as President from December 1997 to December 2003, and he has previously served as a director (formerly Chairman of the Board) of United Industrial Corporation (“United Industrial”) and as a director of KT&G Corporation and of Layne Christensen Company. In 2010 he established the Steel Partners Foundation, a private charitable foundation, and he is a member of the Board of Our Kids First Foundation.

The Board has determined that Mr. Lichtenstein’s extensive experience in corporate finance, executive management, investing and his service as a director and advisor to a diverse group of public companies enable him to assist in the management of the Company.

Jack L. Howard has served as a member of our Board since 2007, and as Vice Chairman of our Board since May 2012 and principal executive officer since March 2013. Mr. Howard has been a registered principal of Mutual Securities, Inc., a FINRA registered broker-dealer, since 1989. Mr. Howard has served as the President of Steel Holdings GP since July 2009 and has served as a director of Steel Holdings GP since October 2011. He also served as the Assistant Secretary of Steel Holdings GP from July 2009 to September 2011 and as Secretary from September 2011 to January 2012. He is the President of SP General Services LLC. He is the President of Steel Partners and has been associated with Steel Partners and its affiliates since 1993. Mr. Howard also co-founded Steel Partners II, L.P. in 1993, a private investment partnership that is now a wholly-owned subsidiary of Steel Holdings. Mr. Howard has served as a director of HNH since July 2005, Vice Chairman of the Board since March 2012 and principal executive officer since January 2013. He has served as Chairman of DGT Holdings Corp. (“DGT”), currently a real estate company, since September 2011. He has served as the Chairman of iGo, Inc. since August 2013. He has been a director of CoSine Communications, Inc., a holding company, since July 2005.  He currently holds the securities licenses of Series 7, Series 24, Series 55 and Series 63.

The Board has determined that Mr. Howard’s managerial and investing experience in a broad range of businesses over the past 28 years, as well as his service on the boards of directors and committees of both public and private companies, which includes serving on the board of directors of a well services company, enable him to effectively lead the management of the Company.

John J. Quicke has served as a member of our Board since 2007 and as our Interim President and Chief Executive Officer from January 2010 until March 2013. In March 2013 he was named President and Chief Executive Officer of Steel Energy Services Ltd. (“Steel Energy”), a subsidiary of the Company. Mr. Quicke is a Managing Director and operating partner of Steel Partners, a subsidiary of Steel Holdings. Mr. Quicke has been associated with Steel Partners and its affiliates since September 2005. Mr. Quicke served as a director, President and Chief Executive Officer of DGT from September 2009 to October 2012. Mr. Quicke has served as a director of Rowan Companies, plc, an offshore contract drilling company, since January 2009. Mr. Quicke has served as a director of Aviat since February 2015. He served as a director of JPS Industries, Inc. from May 2013 to February 2015. Mr. Quicke served as a director of Angelica Corporation, a provider of health care linen management services, from August 2006 to July 2008. He served as a director of Layne Christensen Company, a provider of products and services for the water, mineral, construction and energy markets, from October 2006 to June 2007. Mr. Quicke served as a director of HNH from July 2005 to December 2010. Mr. Quicke continues to serve as a Vice President of HNH, a position he has held since October 2005. Mr. Quicke served as a director, President and Chief Operating Officer of Sequa Corporation, a diversified industrial company, from 1993 to March 2004, and Vice Chairman and Executive Officer of Sequa from March 2004 to March 2005. As Vice Chairman and Executive Officer of Sequa, he was responsible for the Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Product operating segments of the company.

The Board has determined that Mr. Quicke’s extensive experience, including board service on nine public companies over 22 years, over 23 years of significant operating experience, which includes participation in acquisition and disposition transactions and prior experience as an executive with a well services company, as well as his financial and accounting expertise, enable him to assist in the effective management of the Company.

John Mutch has served as a member of our Board since 2007. Mr. Mutch is the founder and managing partner of MV Advisors LLC, a strategic block investment firm which provides focused investment and strategic guidance to small and mid-cap technology companies, since December 2005. Mr. Mutch served as the President, Chief Executive Officer and Chairman of the Board of BeyondTrust Software, a privately held security software company focused on privilege identity management solutions sold into the Global 2000 IT infrastructure market, October 2008 to January 2014. In March 2003, Mr. Mutch was appointed by the U.S. Bankruptcy court to the Board of Peregrine Systems. He assisted that company in a bankruptcy work-out proceeding and was named President and Chief Executive Officer in July 2003. Mr. Mutch ran Peregrine Systems operating the company under an SEC consent decree and successfully restructured the company culminating in a sale to Hewlett-Packard Company in December 2005. Previous to running Peregrine Systems, Mr. Mutch served as President, Chief Executive Officer and a director of HNC Software, an enterprise analytics software provider from July 1997 to August 2002. Before HNC Software, Mr. Mutch spent seven years at Microsoft Corporation in a variety of executive sales and marketing positions. Mr. Mutch previously served on the boards of Phoenix Technology, Adaptec Inc., Edgar Online, Aspyra, Overland Storage and Brio Software. He is currently a director at Agilysys, Inc., a provider of information technology solutions, since March 2009 and serves as Chairman of the Board of Aviat Networks.

The Board has determined that Mr. Mutch’s extensive experience in restructuring and building public technology companies enable him to assist in the effective management of the Company.

Gary W. Ullman has served as a member of our Board since 2011. Mr. Ullman is the Chief Executive Officer of Connies Naturals, a corporation that delivers pre-made food products to sports stadiums, theme parks and the military, and he has served in such capacity since 2003.  He was also the Chief Executive Officer of the Intrapac Group, a producer of specialty packaging for the personal care and pharmaceutical industries, from 2003 until its sale in December 2011. From 1998 through 2003, Mr. Ullman served as President and Chief Executive Officer of Unitron Industries Ltd., a designer, manufacturer and distributor of hearing aids. From 1997 to 1998, Mr. Ullman was Chief Executive Officer of Fluid Packaging Co Inc., a contract manufacturer of pharmaceuticals and beauty products. Prior to 1996, Mr. Ullman served for 26 years in executive capacities, including President and Chief Executive Officer, of CCL Industries, Inc. and its affiliated entities. CCL Industries, Inc. is a manufacturer of consumer products, containers and labels.

The Board has determined that Mr. Ullman’s extensive executive experience, including the financial and accounting knowledge he gained during such service, as well as his turnaround experience, enable him to assist in the management of the Company.

Robert J. Valentine has served as a member of our Board since 2012. Mr. Valentine has served as the Executive Director of Athletics at Sacred Heart University since February 2013. Prior to that he was the manager of the Boston Red Sox for one year. Prior to that, he was an analyst for the Entertainment and Sports Programming Network (ESPN), a global cable television network focusing on sports-related programming, since 2009. Mr. Valentine previously managed the Chiba Lotte Marines, a professional Japanese baseball team, from 2004 to 2009, the New York Mets from 1996 to 2002 and the Texas Rangers from 1985 to 1992. He is also the owner of a chain of restaurants.

The Board has determined that Mr. Valentine’s extensive sports experience enables him to contribute to the development of the Company’s sports related business.

Required Vote and Board Recommendation

In uncontested elections, directors will be elected by a majority of the votes cast at the Annual Meeting, at which a quorum is present either in person or by proxy. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected), the vote standard would be a plurality of votes cast. Stockholders do not have the right to cumulate their votes in the election of directors.

If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining if a quorum is present. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, as is discussed above, your broker will not have the authority to vote your shares with respect to the election of directors to our Board. Such abstentions and broker non votes will have no effect on the outcome of the election of directors to our Board, but such shares will be counted for purposes of establishing a quorum.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

INFORMATION CONCERNING
THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Director Independence

The Board has undertaken its annual review of director independence. During this review, the Board considered all transactions and relationships between each current director and nominee for director or any member of such person’s immediate family and the Company, and its subsidiaries and affiliates. The purpose of this review is to determine whether any relationship or transaction is considered a “material relationship” that would be inconsistent with a determination that a director is independent. While we are not currently subject to any corporate governance standards relating to the independence of our directors, we choose to define an “independent” director in accordance with the rules of the NASDAQ Stock Market (the “NASDAQ Market”), which include a series of objective tests, such as that a director may not be our employee or officer, and that the director has not engaged in various types of business dealings with us. The Board affirmatively determined that, of our current directors and director nominees, Messrs. Mutch, Ullman and Valentine qualify as “independent” in accordance with the rules of the NASDAQ Market.

Under the rules of the NASDAQ Market, we would be considered a “controlled company” as a result of Steel Holdings and its affiliates holding in excess of 50% of our outstanding voting power. As a “controlled company,” we would be exempt from certain independence requirements under the NASDAQ Market rules, including that a majority of our directors be independent and that our Compensation Committee and Governance and Nominating Committee be comprised solely of independent directors.

Board Structure and Risk Oversight

Our Board believes that it is in the best interests of the Company to separate the roles of Chairman and principal executive officer. The Board believes that freeing our principal executive officer from this responsibility allows him to focus on the operations of our Company, while our Chairman is enabled to focus on the larger strategic interests of the Company.

Among the responsibilities that our Corporate Governance Principles place upon our Board is the oversight of the conduct of our business to evaluate whether it is being properly managed. Within this responsibility is the obligation to oversee risk management. The involvement of the full Board in setting the Company’s business strategy and objectives is integral to the Board’s assessment of our risk and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. The Board fulfills this responsibility by its regular updates from management, including our principal executive officer and our Chief Financial Officer. Additionally, the Board delegates responsibility for certain aspects of risk management to its committees. In particular, the Audit Committee focuses on financial reporting risks and related controls and procedures. The Compensation Committee has historically strived to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Company’s strategy and objectives. The Governance and Nominating Committee is responsible for overseeing the Company’s corporate governance and corporate governance principles.

Majority Voting and Director Resignation Policy

In May 2009, our Board amended our bylaws to provide for a majority voting standard for the election of directors in uncontested elections and added a director resignation policy in our Corporate Governance Principles. In accordance with our Corporate Governance Principles, in an uncontested election, our Board will not nominate an incumbent director for re-election as a director unless, prior to such nomination, the incumbent has submitted a resignation as a director, which resignation will be effective upon the earlier of (i) the Boards’ acceptance of the director’s resignation following the director’s failure to receive a sufficient number of votes for re-election at any meeting of the stockholders of the Company at which the director’s seat on the Board is subject to election or (ii) the 90th day after certification of the election results evidencing such failure to be re-elected. Prior to the effectiveness of such resignation, the Board may reject such resignation and permit the director to withdraw such resignation.

Under our Corporate Governance Principles, if an incumbent director fails to receive the required vote for re-election, the Governance and Nominating Committee will act on an expedited basis to determine whether to accept or reject the director’s resignation and will submit such recommendation for prompt consideration by the Board. Thereafter, the Board will decide to accept or reject such resignation and publicly disclose its decision within 90 days from the date of certification of the election results. If the Board decides to reject the resignation, it will permit the director to withdraw the resignation prior to its effectiveness. The Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept or reject a director’s resignation. The Board expects a director whose resignation is under consideration to abstain from participating in any decision regarding the resignation.

Annual Meeting Attendance

We strongly encourage directors to attend our annual meetings of stockholders. The Board endeavors to hold its Board and committee meetings on the same day as the annual meeting of stockholders to encourage director attendance. Each of our directors attended our 2014 Annual Meeting of Stockholders held on May 27, 2014.

Meetings of the Board

During the fiscal year ended December 31, 2014, the Board met 5 times and acted by unanimous written consent 13 times.  Each director attended over 75% of the aggregate number of meetings of the Board and the meetings held by committees of the Board during the period such director served on the Board or applicable committee during 2014, with the exception of Mr. Valentine who attended 3 of the 5 Board meetings.

Committees of the Board

Standing committees of the Board consist of the Audit Committee, Compensation Committee, Governance and Nominating Committee and Investment Committee. Each committee operates under a written charter approved by the Board. Each of the charters of the Audit Committee, Compensation Committee and Governance and Nominating Committee are available on our website at www.steelexcel.com. Each of these charters also is available in print to any stockholder upon request.

Audit Committee.  The members of our Audit Committee are John Mutch (Chair) and Gary W. Ullman. Each of the members of our Audit Committee is “independent” as defined by the rules of the NASDAQ Market and meet the financial literacy requirements of the NASDAQ Market. Our Board has determined that each of Messrs. Mutch and Ullman qualifies as an “audit committee financial expert,” under applicable SEC rules and meets the NASDAQ Market financial sophistication requirement of having past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in each such director’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of each of Messrs. Mutch and Ullman with respect to certain accounting and auditing matters. The designation of “audit committee financial expert” does not impose upon Messrs. Mutch or Ullman any duties, obligations or liabilities that are greater than are generally imposed on any such director as a member of the Audit Committee and the Board, and each such director’s designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of the other members of our Audit Committee or the Board.

The Audit Committee met 6 times and acted by unanimous written consent twice during 2014. The Audit Committee assists the full Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and retention of our independent registered public accounting firm, which reports to the Audit Committee. In addition, any related-person transactions, excluding certain limited compensation matters involving one of our directors or executive officers, which are delegated to the Compensation Committee, must be reviewed and approved by the Audit Committee or another independent body of the Board.

Compensation Committee.  The members of our Compensation Committee are Gary W. Ullman (Chair), Jack L. Howard and Robert J. Valentine. Each of Messrs. Ullman and Valentine is “independent” as defined by the rules of the NASDAQ Market. Mr. Howard is not “independent” as defined by the rules of the NASDAQ Market. The Compensation Committee met 4 times during 2014.

For a summary of the functions of our Compensation Committee, see “Compensation Discussion and Analysis – Role of the Compensation Committee”.

Governance and Nominating Committee.  The members of our Governance and Nominating Committee are Jack L. Howard (Chair), John Mutch and Warren G. Lichtenstein. Mr. Mutch is “independent” as defined by the rules of the NASDAQ Market. Messrs. Howard and Lichtenstein are not “independent” as defined by the rules of the NASDAQ Market.

The Governance and Nominating Committee met once during 2014. The Governance and Nominating Committee is responsible for reviewing the qualifications of potential candidates for membership on our Board and recommending such candidates to the full Board. In addition, the Governance and Nominating Committee makes recommendations regarding the structure and composition of our Board and advises and makes recommendations to the full Board on matters concerning corporate governance. In addition, the Governance and Nominating Committee determines, on an annual basis, which members of our Board meet the definition of “independent” as defined in the rules of the NASDAQ Market, and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

Investment Committee.  The Investment Committee is responsible for setting and implementing investment policies with respect to our investment assets. As part of its responsibilities, it selects investment managers and other investment professionals, monitors investment manager performance, and monitors compliance with the Company’s investment policies. The members of our Investment Committee are Warren G. Lichtenstein (Chair) and Jack L. Howard.

Consideration of Director Nominees; New Nominees for Director

Director Qualifications. The goal of the Governance and Nominating Committee is to identify nominees who will contribute to our overall corporate goals and objectives. In making such evaluation, the Governance and Nominating Committee considers a nominee’s character, judgment, business experience, personal and professional background, areas of expertise and contribution to diversity of the Board in light of its then-current composition and the Governance and Nominating Committee’s assessment of the perceived needs of the Board. The Governance and Nominating Committee considers the qualifications of each potential nominee not only for their individual strengths, but also for the potential contribution to the Board as a group. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the Governance and Nominating Committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Governance and Nominating Committee submits its chosen nominees to the Board for approval.

Stockholder Nominees. The Governance and Nominating Committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the 2016 Annual Meeting of Stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than 75 days prior to and no earlier than 105 days prior to May 28, 2016, the date that is the one year anniversary of the Annual Meeting (the deadline for nominations for the 2016 Annual Meeting of Stockholders is between February 13, 2016 and March 14, 2016).  Notwithstanding the foregoing, if the 2016 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days after the date that is the one year anniversary of the Annual Meeting, then notice by the stockholder to be timely for the 2016 Annual Meeting must be delivered no later than 75 days prior to and no earlier than 105 days prior to the actual date of the 2016 Annual Meeting of Stockholders, or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2016 Annual Meeting of Stockholders is first made by our Board.

Recommendations for candidates should be accompanied by personal information about the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and the other information that would be required in the stockholder notice required by Section 1.12 of our bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by the Governance and Nominating Committee and as necessary to satisfy the rules of the SEC. If a stockholder’s recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the Governance and Nominating Committee will evaluate such candidate, along with the other candidates being evaluated by the Governance and Nominating Committee, in accordance with the committee’s charter and corporate governance principles, and will apply the criteria described under “Consideration of Director Nominees; New Nominees for Director—Director Qualifications” above.

There have been no changes to the procedures by which our security holders may recommend nominees to our Board since the filing of our Definitive Proxy Statement on April 21, 2014 for our 2014 annual meeting of stockholders, which was held on May 27, 2014.

Communication with the Board

You may contact the Board by sending an email to directors@steelexcel.com or by mail to: Board of Directors, c/o Investor Relations, Steel Excel Inc., 1133 Westchester Avenue, Suite N222, White Plains, New York 10604. An employee will forward these emails and letters directly to the Board. We reserve the right not to forward to the Board any abusive, threatening or otherwise inappropriate materials.

Corporate Governance Principles

The Board serves as our ultimate decision-making body, except with respect to matters reserved for the decision of our stockholders. The Board has adopted Corporate Governance Principles to assist in the performance of its responsibilities. These principles are available on our website at www.steelexcel.com under “Investors—Corporate Governance.”

Code of Conduct

We maintain a Code of Business Conduct and Ethics, which incorporates our code of ethics that is applicable to all employees, including all officers, and our independent directors with regard to their Steel Excel-related activities. The Code of Business Conduct and Ethics incorporates our guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations. It also incorporates our expectations of our employees that enable us to provide accurate and timely disclosure in our filings with the SEC, and other public communications. In addition, it incorporates our guidelines pertaining to topics such as non-discrimination; fair competition and conflicts of interest. The full text of the Code of Business Conduct and Ethics is published on our website under “Investors – Corporate Governance” at www.steelexcel.com. We will post any amendments to the Code of Business Conduct and Ethics, as well as any waivers that are required to be disclosed by the rules of the SEC, on our website.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our Common Stock as of April 15, 2015, by (a) each beneficial owner of 5% or more of our outstanding Common Stock known to us, (b) each of our directors and our director nominees, (c) each of our “named executive officers” and (d) all of our current directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on 11,565,103 shares of our Common Stock outstanding as of April 15, 2015. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our Common Stock. Unless otherwise indicated in the footnotes to the table below, each beneficial owner listed below maintains a mailing address of c/o Steel Excel Inc., 1133 Westchester Avenue, Suite N222, White Plains, New York 10604.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the stockholder has sole or shared voting or investment power and those shares of Common Stock that the stockholder has the right to acquire within 60 days after April 15, 2015, including through the exercise of an option or vesting of a restricted stock unit, or “RSU”. The “Percentage of Shares Outstanding” column treats as outstanding all shares underlying options that are exercisable within 60 days after April 15, 2015, or vesting of an RSU held by the directors and named executive officers individually and as a group, but not shares underlying equity awards that are exercisable by other stockholders.

	Steel Excel Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	Percentage of Shares Outstanding
Directors and Named Executive Officers:
Jack L. Howard (2)	80,446	*
Warren G. Lichtenstein (3)	97,926	*
James F. McCabe, Jr. (4)	6,007	*
John Mutch (5)	25,106	*
John J. Quicke (6)	46,515	*
Gary W. Ullman (5)	19,481	*
Robert J. Valentine (5)	16,981	*
Directors and executive officers as a group (8 persons)(7)	302,041	2.6%
5% Stockholders:
SPH Group Holdings, LLC (8)	6,611,799	57.2%
Dimensional Fund Advisors LP (9)	829,781	7.2%
GAMCO Investors, Inc. et al (10)	1,621,061	14.0%

*	Less than 1% ownership.

(1)	Includes the following shares that may be acquired upon exercise of stock options or the vesting of RSUs, in each case granted under our equity incentive plans:

Name	Number of Shares Subject to Options or Restricted Stock Units
Jack L. Howard	9,500
Warren G. Lichtenstein	30,750
James F. McCabe, Jr.	--
John Mutch	9,500
John J. Quicke	9,500
Gary W. Ullman	5,750
Robert J. Valentine	5,750

(2)
Includes 29,041 unvested shares of restricted stock issued as of February 4, 2015, pursuant to the 2004 Equity Incentive Plan, which currently have voting rights but do not vest until March 15, 2016, provided, however, that the Compensation Committee may accelerate vesting in its sole discretion when and in the event his status as a member of the Board of Directors has terminated by reason of his death, disability, voluntary resignation or termination by the Company without cause.

(3)
Includes 36,301 unvested shares of restricted stock issued as of February 4, 2015, pursuant to the 2004 Equity Incentive Plan, which currently have voting rights but do not vest until March 15, 2016, provided, however, that the Compensation Committee may accelerate vesting in its sole discretion when and in the event his status as a member of the Board of Directors has terminated by reason of his death, disability, voluntary resignation or termination by the Company without cause.

(4)
Includes: (a) 748 unvested shares of restricted stock issued as of April 8, 2013, pursuant to the 2004 Equity Incentive Plan, which currently have voting rights but do not vest until April 8, 2016; (b) 1,521 unvested shares of restricted stock issued as of March 20, 2014, pursuant to the 2004 Equity Incentive Plan, which currently have voting rights and will vest in approximately equal installments on each of March 20, 2016 and 2017; and (c) 2,775 unvested shares of restricted stock issued as of February 4, 2015, pursuant to the 2004 Equity Incentive Plan, which currently have voting rights and will vest in approximately equal installments on each of March 15, 2016, 2017, and 2018.

(5)
Includes 4,356 unvested shares of restricted stock issued as of February 4, 2015, pursuant to the 2006 Director Plan, which currently have voting rights but do not vest until March 15, 2016, provided, however, that the Compensation Committee may accelerate vesting in its sole discretion when and in the event his status as a member of the Board of Directors has terminated by reason of his death, disability, voluntary resignation or termination by the Company without cause.

(6)
Includes 10,890 unvested shares of restricted stock issued as of February 4, 2015, pursuant to the 2004 Equity Incentive Plan, which currently have voting rights but do not vest until March 15, 2016, provided, however, that the Compensation Committee may accelerate vesting in its sole discretion when and in the event his status as a member of the Board of Directors has terminated by reason of his death, disability, voluntary resignation or termination by the Company without cause.

(7)
Includes 9,579 shares of common stock beneficially owned by Leonard J. McGill, our Vice President, General Counsel and Secretary. The 9,579 shares held by Mr. McGill includes (a) 2,010 unvested shares of restricted stock issued as of December 16, 2013, pursuant to the 2004 Equity Incentive Plan, which currently have voting rights and will vest in approximately equal installments on each of December 16, 2015 and 2016, and (b) 4,927 unvested shares of restricted stock issued as of February 4, 2015, pursuant to the 2004 Equity Incentive Plan, which currently have voting rights and will vest in approximately equal installments on each of March 15, 2016, 2017, and 2018.

(8)
Based on information provided to the Company, SPHG Holdings directly owns 6,611,799 shares of the Company's common stock. SPH Group LLC (“SPHG”) is the sole member of SPHG Holdings and Steel Holdings owns 99% of the membership interests of SPHG. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Steel Holdings, SPHG and Steel Holdings GP disclaim beneficial ownership of the shares owned by SPHG Holdings except to the extent of their pecuniary interest therein. SPHG Holdings’ address is 590 Madison Avenue, 32 Floor, New York, New York 10022.

(9)
Based solely on information contained in Amendment No. 7 to the Schedule 13G filed by Dimensional Fund Advisors, L.P. a Delaware limited partnership (“Dimensional”) with the SEC on February 5, 2015. Dimensional reported that it had sole voting power with respect to 825,402 shares and sole dispositive power with respect to 829,781shares. In its filing, Dimensional states that it is an investment adviser under Section 203 of the Investment Advisers Act of 1940, which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser and/or manager to certain Funds.  In its role as investment adviser, sub-adviser and/or manager, neither Dimensional nor its subsidiaries possesses voting and/or investment power over the shares held by the Funds. However, all shares reported are owned by the Funds. Dimensional, on behalf of itself and its subsidiaries, disclaims beneficial ownership of the shares. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)
Based solely on information contained in Amendment No. 9 to the Schedule 13D filed by GAMCO Investors, Inc. et al with the SEC on November 26, 2013. GAMCO Asset Management Inc. reported that it had sole voting and dispositive power with respect to 894,113 shares. Gabelli Funds, LLC reported that it had sole voting and dispositive power with respect to 256,110 shares. GGCP, Inc. reported that it had sole voting and dispositive power with respect to 9,000 shares. Teton Advisors reported that it had sole voting and dispositive power with respect to 461,838 shares. The address of these parties other than GGCP is One Corporate Center, Rye, New York 10580-1435. The address of GGCP is 140 Greenwich Avenue, Greenwich, CT 06830.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Any related-person transactions, excluding compensation (whether cash, equity or otherwise), which is delegated to the Compensation Committee, involving one of our directors or executive officers, must be reviewed and approved by the Audit Committee or another independent body of the Board. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related person transactions, each year, we require our directors and executive officers to complete questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. In addition, the Governance and Nominating Committee determines, on an annual basis, which members of our Board meet the definition of “independent” as defined in the rules of the NASDAQ Market, and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

Certain Related Person Transactions

Management by Affiliates of Steel Holdings

As of the Record Date, Steel Holdings and its affiliates beneficially owned 6,611,799 shares of the Company’s Common Stock, representing approximately 57.2% of our outstanding shares of Common Stock. The power to vote and dispose of the securities held by Steel Holdings and its affiliates is controlled by Steel Holdings GP. Warren G. Lichtenstein, Chairman of our Board, is also the Executive Chairman of Steel Holdings GP. Certain other affiliates of Steel Holdings GP hold positions with the Company, including Jack L. Howard as principal executive officer and Vice Chairman, John J. Quicke, as Chief Executive Officer of our Steel Energy segment, James F. McCabe, Jr. as Chief Financial Officer and Leonard J. McGill as Vice President, General Counsel and Secretary.

Management Services Agreement

On August 1, 2012, we entered into the Amended Management Services Agreement with SP Corporate (as amended, the “Management Services Agreement”). SP Corporate is an affiliate of Steel Holdings. Warren Lichtenstein, our Chairman of the Board, is the Chief Executive Officer of SP Corporate, Jack Howard, our principal executive officer and Vice Chairman of the Board, is Senior Vice President of SP Corporate, and James F. McCabe, Jr., our Chief Financial Officer, is President of SP Corporate. Under the Management Services Agreement, as amended, SP Corporate furnishes the services of Jack L. Howard as our principal executive officer, James F. McCabe, Jr. as our Chief Financial Officer, and Leonard J. McGill as our Vice President, General Counsel and Secretary. Additionally, SP Corporate has agreed to furnish to us personnel to perform additional services, which include, without limitation:

•	legal, tax accounting, treasury, environmental health and safety, human resources, marketing and investor relations;

•	additional executive services;

•	international business services;

•	information technology services; and

•	preparation of our reports for filing with the SEC.

Performance of services under the Management Services Agreement by SP Corporate and its personnel are subject to the oversight of our Audit Committee, and the authority of SP Corporate and its personnel to incur any obligation or enter into any transaction is subject to the prior approval of the Audit Committee or a prior written delegation of authority of the Audit Committee delivered to SP Corporate.

Messrs. Howard, McCabe and McGill, as well as the persons that will render the above functions to the Company are made available to us on a non-exclusive basis. However, pursuant to the terms of the Management Services Agreement, all such persons are required to devote such time and effort as is reasonably necessary to fulfill the statutory and fiduciary duties applicable to them in performing such services.

Under the Management Services Agreement, the annual fee payable to SP Corporate was adjusted to $8,150,000 effective October 1, 2014, and in 2014 we paid $8,037,500 to SP Corporate.  This amount is subject to review and adjustment by agreement between ourselves and SP Corporate for periods commencing in 2015 and beyond. Additionally, we reimburse SP Corporate and its affiliates for all reasonable and necessary business expenses incurred on our behalf in connection with the performance of the services under the Management Services Agreement. During the year ended December 31, 2014, we reimbursed SP Corporate and its affiliates an aggregate of approximately $977,000 for business expenses incurred on our behalf pursuant to the Management Services Agreement.

The Management Services Agreement provides that we are to indemnify and hold harmless SP Corporate and its affiliates and employees (other than the person serving as our principal executive officer, Chief Financial Officer and other persons that may be furnished as officers to us by SP Corporate to perform the above services (the “Designated Persons”)) from any claims or liabilities by a third party in connection with activities or the rendering of services under the Management Services Agreement. Pursuant to the Management Services Agreement, we expect to enter into our customary indemnification agreement with the Designated Persons.

The Management Services Agreement has a term of one year, which shall renew for successive one year periods, unless and until terminated in accordance with the terms set forth therein, which include, under certain circumstances, the payment by the Company of termination fees to SP Corporate.

Our Audit Committee approved the entry into the Management Services Agreement. The Audit Committee concluded that the engagement of SP Corporate provides a cost effective solution to the Company for obtaining executive and other necessary services. The services provided under the Management Services Agreements were formerly provided by employees of the Company who were terminated following the sale or wind down of our historical businesses or who became employees of SP Corporate. In negotiating and approving the Management Services Agreement, our Audit Committee, consisting of our “independent” directors as defined by the rules of the NASDAQ Market, considered such issues as the scope of the services to be provided by SP Corporate to the Company, the pricing of any arrangement with SP Corporate and the limits of authority for the outsourced personnel.

Equity Grants to SP Corporate Employees

During 2014, we awarded 9,105 shares of restricted stock in the aggregate to personnel of SP Corporate and its affiliates providing services to us. This amount includes an award of 2,270 shares of restricted stock to Mr. McCabe. Our Compensation Committee approved this award after taking into account the recommendation of SP Corporate. In addition, each of Messrs. Howard and Quicke received a RSU for 2,500 shares of Common Stock in their capacity as directors pursuant to the policy of RSU grants to all Board members following each annual meeting of stockholders.

Deposits at WebBank

At December 31, 2014, we held approximately $12,261,000 of short-term deposits at WebBank, an affiliate of Steel Holdings. During 2014 we recorded interest income of approximately $84,000 from such deposits.

Securities Transactions Through Mutual Securities

We use several firms to execute trades of our marketable securities and certain of our other investments.  We use Mutual Securities, Inc. ("Mutual Securities"), to execute certain trades, including repurchases of the Company's common stock.  Jack Howard, our principal executive officer, is a registered principal of Mutual Securities and receives commission payments from Mutual Securities after deductions for fees and expenses.  In 2014, we paid approximately $325,000 in commissions to Mutual Securities.

EXECUTIVE OFFICERS

Our executive officers as of April 15, 2015, are Jack L. Howard, Vice Chairman and principal executive officer, James F. McCabe, Jr., Chief Financial Officer, and Leonard J. McGill, our Vice President, General Counsel and Secretary. Mark Zorko served as our Chief Financial Officer from October 1, 2011 to May 7, 2013. John J. Quicke resigned as Interim President and Chief Executive Officer of the Company, effective April 4, 2013; Mr. Quicke continues to serve as Chief Executive Officer of the Company’s Steel Energy segment. Messrs. Howard and Quicke also serve as directors, and their biographical information is included in Proposal 1- Election of Directors.

James F. McCabe, Jr. (age 52) was appointed Chief Financial Officer in May 2013.  He has served as Senior Vice President of HNH since March 2007, and Chief Financial Officer of HNH since August 2008, and holds similar positions in substantially all of HNH’s subsidiaries.  Mr. McCabe has served as President of SP Corporate since January 2012. Mr. McCabe served as President, Shared Services of HNH from March 2011 to December 2011. In addition, since October 2011, Mr. McCabe has served as the Chief Financial Officer of Steel Holdings GP and as an officer of certain of its affiliates. From July 2004 to February 2007, Mr. McCabe served as Vice President of Finance and Treasurer, Northeast Region, of American Water Works Company, a public water utility. From August 1991 to September 2003, he was with Teleflex Incorporated, a diversified global industrial company, where he served in senior management positions including President of Teleflex Aerospace, President of Sermatech International, Chief Operating Officer of Sermatech International, President of Airfoil Technologies International and Chief Financial Officer of Teleflex Aerospace.

Leonard J. McGill (age 57) was appointed Vice President, General Counsel and Secretary in June 2012. Mr. McGill has also served as Senior Vice President, General Counsel and Assistant Secretary of iGo, Inc. since October 2013, as Vice President and General Counsel of DGT since August 2012 and as Senior Vice President, Chief Legal Officer and Assistant Secretary of HNH since January 2012. Mr. McGill joined Steel Partners in November 2011 and has been Senior Vice President, General Counsel and Secretary of Steel Holdings GP since January 2012. From May 2010 to October 2011, Mr. McGill was Senior Vice President, Secretary and General Counsel of Ameron International Corporation (“Ameron”), a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets that was traded on the NYSE until it was sold in October 2011. Prior to joining Ameron, Mr. McGill served as Senior Vice President, General Counsel and Secretary of Fleetwood Enterprises, Inc. (“Fleetwood”), a producer and distributor of recreational vehicles and manufactured housing, which also traded on the NYSE, until April 2010. Fleetwood filed for Chapter 11 bankruptcy protection in May 2009. Prior to joining Fleetwood, Mr. McGill was of counsel to the international law firm of Gibson Dunn & Crutcher LLP. He is a graduate of the Georgetown University Law Center.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview

This Compensation Discussion and Analysis section discusses our executive compensation philosophy, decisions and practices for 2014. As set forth in the Summary Compensation Table below, our named executive officers for 2014 were Jack L. Howard, Vice Chairman and principal executive officer, and James F. McCabe, Jr., Chief Financial Officer.

We entered into the Management Services Agreement, effective as of August 1, 2012, with SP Corporate, an affiliate of Steel Holdings which, together with its affiliates, owns approximately 57.2% of our outstanding shares of Common Stock as of the Record Date. Pursuant to the Management Services Agreement, as amended, SP Corporate provides us with the services of Jack L. Howard as our principal executive officer, James F. McCabe, Jr. as our Chief Financial Officer, and certain other employees and corporate services, including, without limitation, legal, tax, accounting, treasury, consulting, auditing, administrative, compliance, environmental health and safety, human resources, marketing, investor relations and other similar services.

Notwithstanding the Management Services Agreement, we may elect to provide equity based compensation to our executive officers, key employees and other senior SP Corporate personnel providing services to us. We expect that we will make awards to provide equity based compensation after taking into account recommendations of SP Corporate. In March 2014, after considering the recommendation of SP Corporate, we awarded Mr. McCabe 2,270 shares of restricted stock.

As the compensation of the Company’s named executive officers is provided by SP Corporate pursuant to the Management Services Agreement, the discussion that follows in this Compensation Discussion and Analysis relates only to certain discretionary equity compensation awards that have been made to all named executive officers. A description of the terms of the Management Services Agreement is set forth under the heading “Transactions with Related Persons-Certain Related Person Transactions”.

Compensation Philosophy

Historically, we have believed that the most effective compensation program is one that is designed to reward the achievement of our financial, strategic and corporate goals, and which aligns executives’ interests with those of our stockholders. At our 2014 Annual Meeting of Stockholders, our stockholders expressed their support of our executive compensation programs designed to achieve this objective, with approximately 82% of votes cast approving our executive compensation.

Following our entry into the Management Services Agreement, we pay a fixed fee to SP Corporate for the services of all of our executive officers, and SP Corporate is responsible for our executive officers’ compensation. The fees payable under the Management Services Agreement are subject to an annual review and such adjustments as may be agreed upon by SP Corporate and Steel Excel. We believe that this arrangement is beneficial to our stockholders because we can obtain executive officer, management and other necessary services under the Management Services Agreement that are tailored to our needs for a fixed fee, without the need to maintain benefit and other programs for the executives and other personnel performing such services. Additionally, we believe that any equity awards that we determine to award our executive officers will directly align their interests with our stockholders. For a description of the Management Services Agreement, including the services available to us thereunder, see “Transactions with Related Persons-Certain Related Person Transactions”.

Role of the Compensation Committee

Historically, the Compensation Committee ensured that our executive compensation and benefits program were consistent with our compensation philosophy and our corporate governance guidelines. Additionally, the Compensation Committee reviewed our overall compensation strategy at least annually to ensure that it promotes stockholder interests, supports our strategic and tactical objectives and provides for appropriate rewards and incentives for our named executive officers.

Upon entering into the Management Services Agreement, the Compensation Committee no longer plays a role in determining the cash compensation of our executive officers, as they are compensated directly by SP Corporate. However, the Compensation Committee may determine to provide equity based compensation to our executive officers, but expect to do so after taking into account the recommendations of SP Corporate.

In the event that SP Corporate did not provide the services of our executive officers, then the Compensation Committee would again be responsible for developing and implementing compensation programs for our executive officers that are consistent with such philosophy.

External Advisors

The Compensation Committee has the authority to engage the services of outside advisors, and does so as needed. In 2014, the Compensation Committee did not engage any such advisors.

Accounting and Tax Implications of Our Compensation Policies

In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to us, as well as the tax consequences to employees. We account for equity compensation paid to our employees under the accounting guidance related to stock-based compensation, which requires us to estimate and record an expense over the service period of the award. The stock-based compensation cost of our equity awards is considered by management as part of its equity grant recommendations to the Compensation Committee.

Section 162(m) places a limit of $1 million on the amount of compensation that we may deduct for income tax purposes in any one year with respect to our principal executive officer and certain other of our most highly compensated executive officers. This limitation does not apply to compensation that is considered performance-based under applicable tax rules. In the past several years, we have not awarded any performance-based compensation to our executive officers, as none of such officers has exceeded $1 million in annual compensation paid by the Company. Instead, we have issued time-based RSUs and restricted stock awards. However, the Compensation Committee retains the right to grant performance-based compensation in the future if it deems appropriate.

2014 Compensation to our Named Executive Officers

On August 1, 2012, the Management Services Agreement became effective. Pursuant to this agreement, SP Corporate provides the services of our named executive officers, along with other services, for which the annual fee payable to SP Corporate was adjusted to $8,150,000 effective October 1, 2014.  In 2014, we paid $8,037,500 to SP Corporate for such services.

The salary information for Mr. Quicke provided in the Summary Compensation Table reflects compensation paid under Mr. Quicke’s Independent Contractor Agreement for service as our Interim President and Chief Executive Officer during the first seven months of the fiscal year ended December 31, 2012 and the extra cash payments made to him for serving as Chief Executive Officer of Sun Well Service, Inc., a wholly owned subsidiary of our Steel Energy segment. With respect to the cash compensation of Messrs. McCabe, Quicke (for the period beginning on August 1, 2012 through April 4, 2013) and Zorko (through May 7, 2013), SP Corporate has informed us that it cannot identify the portion of the compensation paid to our executive officers for service to us as it does not compensate its employees specifically for such service. Mr. Howard’s services are provided pursuant to the Management Services Agreement, although he is not compensated by SP Corporate for such services. As a result, such information is not included in the Summary Compensation Table or other compensation tables. However, information regarding the discretionary equity awards granted to Messrs. Howard, McCabe, Quicke and Zorko is included in the Summary Compensation Table.

After taking into account the recommendation of SP Corporate, the Compensation Committee made a discretionary equity award of 2,270 shares of restricted stock to Mr. McCabe under our 2004 Equity Plan. This award is subject to transfer restrictions and risk of forfeiture until it vests.

Compensation Risk Assessment

The Compensation Committee reviewed our employee compensation policies and practices and determined that such policies and practices, taken as a whole, are not likely to have a material adverse effect on us. The Compensation Committee considered that it is SP Corporate’s obligation to compensate our employees who would likely be in a position to engage in speculative behavior on our behalf. As such employees are furnished to us on a non-exclusive basis, and as indicated by SP Corporate, are not specifically compensated for their services to us, the risk of their compensation creating an incentive to engage in behavior that would jeopardize the Company is significantly lessened. The Compensation Committee does not believe that the discretionary equity awards made to Mr. McCabe have led to excessive risk taking by the recipients based upon the fact that these awards were granted in the Compensation Committee’s discretion during 2014 at the recommendation of SP Corporate, are not performance based, but instead, are service based. The Compensation Committee intends to focus on any further equity awards recommended to be awarded by SP Corporate for purposes of determining whether such awards may lead to excessive risk taking.

Executive Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation paid by us to (a) Mr. Howard, our principal executive officer since March 2013, (b) Mr. McCabe, our Chief Financial Officer since May 2013, (c) Mr. Zorko, our Chief Financial Officer until May 7, 2013 and during fiscal year 2012, and (d) Mr. Quicke, our Interim President and Chief Executive Officer until April 4, 2013, and during fiscal year 2012. We refer to these individuals as the “named executive officers.”

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Total Compensation ($)
(a)	(b)	(c)		(e)		(j)
Jack. L. Howard	2014	$—	(2)	$81,650	(3)	$81,650
Principal Executive Officer	2013	$—	(2)	$638,500	(3)	$638,500
James F. McCabe, Jr.	2014	$—	(2)	$74,343	(4)	$74,343
Chief Financial Officer and Senior Vice President	2013	$—	(2)	$59,400	(4)	$59,400
Mark A. Zorko	2013	$—	(2)	$—		$—
Chief Financial Officer until May 7, 2013	2012	$—	(2)	$—		$—
John J. Quicke	2013	$—	(2)	$281,625	(5)	$281,625
Interim President and Chief Executive Officer until April 4, 2013; Chief Executive Officer of Steel Energy after April 4, 2013	2012	$232,000	(6)	$411,000	(7)	$643,000
_______________
(1)
The amounts shown in these columns do not reflect dollar amounts actually received by the named executive officer. Instead, these amounts reflect the grant date fair value for awards granted, which was determined pursuant to Accounting Standards Codification Topic 718 and do not reflect the value the named executive officer has actually realized or will realize from the awards. See Note 14 to the Company’s consolidated financial statements in the Annual Report for a description of the assumptions that the Company used to determine the fair value of the awards.

(2)
The total fees paid by the Company to SP Corporate for services pursuant to the Management Services Agreement were $8,037,500 in 2014, $3,600,000 in 2013 and $2,160,000 in 2012. Pursuant to the Management Services Agreement, SP Corporate was responsible for compensating Mr. McCabe for his service to us in 2014 and 2013.  SP Corporate was responsible for compensating each of Messrs. Zorko and Quicke for their service to us in 2013 and, in the case of Mr. Quicke from August 1, 2012 and in the case of Mr. Zorko throughout 2012. Mr. Howard’s services are provided pursuant to the Management Services Agreement.

(3)	Equity awards granted to Mr. Howard who is a director and which are also reflected in “Director Compensation” below.

(4)	Represents awards in 2014 and 2013 of 2,270 shares and 2,200 shares, respectively, of restricted stock from our 2004 Equity Plan in order to directly align his interest with our stockholders.

(5)	Equity awards granted to Mr. Quicke who is a director and which are also reflected in “Director Compensation” below.

(6)
Represents compensation paid to Mr. Quicke pursuant to his Independent Contractor Agreement during the first seven months of 2012 for services as our Interim President and Chief Executive Officer and for service as the Chief Executive Officer of Sun Well during June and July 2012. Thereafter, SP Corporate was responsible for compensating Mr. Quicke for his service to us pursuant to the Management Services Agreement, and his Independent Contractor Agreement was terminated.

(7)
Represents a discretionary grant of 15,000 shares of restricted stock awarded to Mr. Quicke for service as our Interim President and Chief Executive Officer in recognition of the increased complexity of the operations of the Company following our completed acquisitions in 2012 and in consideration of the total amount of compensation paid to Mr. Quicke since his appointment as our Interim Chief Executive Officer.

Grants of Plan-Based Awards

The following table provides certain information with respect to awards and stock options that were made to named executive officers during 2014:

Grants of Plan-Based Awards
		Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards
Jack L. Howard (1)	5/27/2014	2,500	2,500	2,500	$81,650

James F. McCabe, Jr. (2)	3/20/2014	2,270	2,270	2,270	$74,343

(1)
Equity award granted to Mr. Howard vests one year from the date of grant, in certain cases, or the date on which he ceases to be a member of the Board for any reason. Equity awards granted to Mr. Howard are also reflected in “Director Compensation” below.

(2)	Equity award granted to Mr. McCabe vests over a three-year period, with 33% vesting after each of the first two years and 34% vesting after the third year.

Outstanding Equity Awards at Fiscal Year End

The following table provides information with respect to unexercised stock options and unvested restricted stock and RSUs held by our named executive officers as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jack L. Howard (1)	3,250 1,250 1,250 1,250	— — — —	$32.80 $28.40 $32.90 $29.30	2/7/2018 10/23/2018 12/16/2019 12/7/2020	2,500 (2)	63,625 (4)	—	—
James F. McCabe	—	—	—	—	3,744 (3)	95,285 (4)	—	—

(1)	Equity awards granted to Mr. Howard who is a director and which are also reflected in “Director Compensation” below.

(2)	Represents 2,500 restricted stock units that vest on May 27, 2015.

(3)
Represents (a) 1,474 shares of restricted stock, of which 726 shares and 748 shares vest on each of April 8, 2015 and 2016, respectively, and (b) 2,270 shares of restricted stock of which 749 shares vest on each of March 20, 2015 and 2016, and 772 shares vest on March 20, 2017.

(4)
The market value of these shares is determined by multiplying the number of shares by $25.45, which was the closing price for our shares of Common Stock on the OTCQB Market on December 31, 2014, the last trading day of 2014. This amount does not reflect a dollar amount actually received by the named executive officers.

Option Exercises and Stock Vested

The following table provides information regarding the vesting of restricted stock during 2014 for each of our named executive officers.

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
Jack L. Howard (1)	22,500	591,050
James F. McCabe, Jr.	726	23,232

(1)	Equity awards granted to Mr. Howard who is a director and which are also reflected in “Director Compensation” below.

Potential Payments upon Termination or Change-in-Control

Each of Messrs. Howard and McCabe serve as executive officers of the Company pursuant to the Management Services Agreement, and are not directly employed by us. As such, the only potential payments that any such individuals may receive as a result of termination of their service as our executive officers is pursuant to the acceleration of vesting of their equity awards under our 2004 Equity Plan under the conditions described below.

Messrs. Howard and McCabe held 2,500 and 3,744 shares of restricted stock, respectively, at December 31, 2014 awarded under the 2004 Equity Plan. In the event that (i) a merger or sale of our assets occurred on December 31, 2014, and the acquiring company did not assume the obligations for the restricted stock of Messrs. Howard or McCabe, or (ii) on December 31, 2014, Messrs. Howard or McCabe died, became disabled or their status as an executive officer was terminated without “cause” (as defined in their restricted stock award agreements), then their respective restricted stock would immediately vest, and the value attributed to such immediate vesting for Messrs. Howard and McCabe would have been $63,625 and $95,285, respectively (which value is calculated based upon the number of shares of restricted stock at December 31, 2014, multiplied by $25.45, which was the closing market price of our shares of Common Stock on the OTCQB Market on December 31, 2014).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2014 regarding equity awards under our 2004 Equity Plan, 2006 Director Plan, and any amendments to such plans:

Equity Compensation Plan Information Table

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	70,750	$23.75	1,945,436	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	70,750	$23.75	1,945,436

(1)
Of these shares, approximately 1,543,891 shares are available for issuance under our 2004 Equity Plan, which permits the grant of stock options, stock appreciation rights (“SARs”), restricted stock, stock awards and RSUs, and approximately 401,545 shares remain available for issuance under our 2006 Director Plan of which a maximum of 47,943 shares may be issued as restricted stock or RSUs.

Director Compensation

Overview

Our non-employee directors receive a combination of cash and equity compensation for serving on our Board. In addition, we reimburse our directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Cash Compensation

Under our cash compensation policy for our non-employee directors (the “Compensation Policy”), directors were eligible to receive the following cash consideration: (1) an annual cash retainer of $50,000, paid at the rate of $12,500 at the beginning of each fiscal quarter, (2) if in excess of eight board meetings are held in any year, then additional meeting fees would be payable at the rate of $2,000 per meeting; provided, however, that the Chairman of the Board may designate a given meeting as a $1,000-reduced-fee meeting. In addition to the above compensation, (1) the non-executive Chairman is to receive an annual retainer of $15,000 per year, and (2) the Chairmen of the Audit, Compensation and Governance and Nominating Committees are each to receive an annual retainer of $15,000, $10,000, $5,000, respectively, and other members of such committees are to receive one-half of the retainer that the Chairman of such committee was entitled to. Members of the Investment Committee do not receive cash compensation for such service.

Equity Compensation

Our 2006 Director Plan is a “discretionary” plan and does not provide for automatic granting of options and other equity awards to our non-employee directors. Instead, our Board approves specific grants of equity awards. Our compensation practice for non-employee directors provides for an initial award of options to purchase 3,250 shares of our Common Stock and an award of RSUs, representing 1,625 shares of Common Stock upon becoming a member of our Board. The option grant and shares subject to the RSU vest 33.33% on the one-year anniversary of service with us and quarterly thereafter at 8.33% and are fully vested at the end of three years. Continuing directors receive an RSU representing 2,500 shares of Common Stock, which vest on the earlier of the applicable date the director ceases to be a member of our Board or on the one year anniversary of the date of grant. Initial and continuing director awards are typically made on the date of our annual meeting of stockholders. Equity awards and vesting schedules are subject to change by the Compensation Committee with approval by the Board.

Director Compensation

The following table provides information with respect to all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2014. Other than as set forth in the table and the footnotes thereto and in the narrative above, we did not pay any fees, make any equity or non-equity awards, or pay any other compensation to our directors during 2014.

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Total ($)
Warren G. Lichtenstein	$67,500	$81,650	(3)	$149,150
Jack L. Howard	$60,000	$81,650	(3)	$141,650
John Mutch	$67,500	$81,650	(3)	$149,150
John J. Quicke	$50,000	$81,650	(3)	$131,650
Gary W. Ullman	$67,500	$81,650	(3)	$149,150
Robert J. Valentine	$55,000	$81,650	(3)	$136,650

(1)
Represents the grant date fair value of the award calculated in accordance with ASC Topic 718. See Note 14 to our consolidated financial statements in the Annual Report for details as to the assumptions used to determine the fair value of the awards.

(2)
The below table sets forth the number of shares of restricted stock, and shares subject to RSUs, stock options or SARs held by each of the persons serving as directors at December 31, 2014. Of the below listed directors, only Messrs. Howard and Quicke held SARs at December 31, 2014. Of the 7,000 shares indicated as subject to Options or SARs with respect to Messrs. Howard and Quicke, 3,250 of such shares of Common Stock each are subject to SARs that will settle in cash upon exercise of the SARs.

Name	Shares of Restricted Stock or Restricted Stock Unit Awards	Number of Shares Subject to Options or SARS
Warren G. Lichtenstein	2,500	28,250
Jack L. Howard	2,500	7,000
John Mutch	2,500	7,000
John J. Quicke	2,500	7,000
Gary W. Ullman	2,500	3,250
Robert J. Valentine	2,500	3,250

(3)	Represents a grant of an RSU representing 2,500 shares of stock awarded on May 27, 2014 with a grant date fair value of $81,650.

Compensation Committee Report

The members of the Compensation Committee noted below have reviewed and discussed the Compensation Discussion and Analysis section set forth above with management and, based on such review and discussion, the members of the Compensation Committee noted below recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Gary W. Ullman, Chair
Jack L. Howard
Robert J. Valentine

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Gary W. Ullman (Chair), Jack L. Howard and Robert J. Valentine. None of the members of our Compensation Committee during 2014 served as an officer or employee of Steel Excel or was formerly an officer of Steel Excel (other than Mr. Howard, who was our principal executive officer for 2014). Mr. Howard serves on the board of Steel Holdings GP, as to which Mr. Howard and Mr. Lichtenstein are executive officers. Otherwise, none of our executive officers during 2014 served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

Mr. Howard is an affiliate of Steel Holdings, which holds approximately 57.2% of our outstanding Common Stock as of the Record Date. For a description of certain related party transactions between the Company and each of Steel Holdings and its affiliates, and an affiliate of Mr. Howard, see “Transactions with Related Persons – Certain Related Party Transactions.”

PROPOSAL NO. 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Company’s named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers.

As described in detail in the section entitled, “Executive Compensation—Compensation Discussion & Analysis” beginning on page 20, pursuant to the Management Services Agreement SP Corporate provides us with the services of all of our named executive officers, and we pay SP Corporate directly for such services. Pursuant to the terms of the Management Services Agreement, SP Corporate is responsible for compensating all of our executive officers, including our named executive officers. However, we may elect to provide equity compensation to our executive officers, but expect to do so after taking into account the recommendations of SP Corporate.

The Board recommends that stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement by approving the following advisory resolution:

RESOLVED, that the stockholders of Steel Excel Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables as set forth in this Proxy Statement.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve the compensation of our named executive officers. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, as is discussed above, your broker will not have the authority to vote your uninstructed shares on this proposal. Such abstentions and broker non-votes will have no effect on the outcome of this proposal. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF
THE COMPANY’S EXECUTIVE COMPENSATION.

Report of the Audit Committee

The following is the Report of the Audit Committee with respect to our audited financial statements for our fiscal year ended December 31, 2014.

The Audit Committee’s purpose is, among other things, to assist our Board in its oversight of its financial accounting, reporting and controls. Our Board has determined that each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and each is an “independent” director within the meaning of the listing standards of the NASDAQ Market. The Audit Committee operates under a written charter.

Our management is responsible for the preparation, presentation and integrity of our financial statements, including setting the accounting and financial reporting principles and designing our system of internal control over financial reporting. Our independent registered public accounting firm, BDO USA, LLP (“BDO”), is responsible for performing an independent audit of our Consolidated Financial Statements and for expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting based on their audit. The Audit Committee oversees these processes, although members of the Audit Committee are not engaged in the practice of auditing or accounting, and their functions are not intended to duplicate or to certify the activities of management or BDO.

The Audit Committee has reviewed and discussed our audited Consolidated Financial Statements for the fiscal year ended December 31, 2014 with management and BDO. The Audit Committee met with BDO, with and without management present, to discuss the results of its examinations, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 61 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from BDO required by the Public Company Accounting Oversight Board. The Audit Committee has discussed with BDO the communications concerning independence and that firm’s independence. Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and its charter, the Audit Committee recommended to the Board that the audited Consolidated Financial Statements be included in our Annual Report.

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, expect to the extent specifically incorporated by referenced therein.

AUDIT COMMITTEE

John Mutch, Chair
Gary W. Ullman

INDEPENDENT ACCOUNTING FIRM FEES

The following table presents information regarding the fees estimated and billed by BDO for the 2014 and 2013 fiscal years.

Nature of Services	2014 Fiscal Year	2013 Fiscal Year
Audit Fees	$504,900	$361,890
Audit-Related Fees	$41,500	—
Total Fees	$546,400	$361,890

Audit Fees. This category includes professional services rendered for the audit of our Consolidated Financial Statements included in our Annual Report, review of our Unaudited Condensed Consolidated Financial Statements included in our Quarterly Reports on Form 10-Q and services that were provided in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. This category includes professional services rendered for the audit of the financial statements of a subsidiary of the Company.

Audit Committee Pre-Approval Policies and Procedures

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee of the Board, subject to a de minimis exception set forth in the SEC rules (the “De Minimis Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the audit-related or non-audit services described above were performed pursuant to the De Minimis Exception. In fiscal 2014 and 2013, the Audit Committee followed SEC guidelines in approving all services rendered by BDO.

PROPOSAL NO. 3:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

The ratification of the selection of BDO as our independent registered public accounting firm is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders. If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the Common Stock voted on the matter at the Annual Meeting, the Audit Committee will reconsider the appointment of BDO as our independent registered public accounting firm for our fiscal year ending December 31, 2015, but such a vote will not be binding on the Audit Committee. If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of Steel Excel and our stockholders.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to ratify the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2015 on a non-binding, advisory basis. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum and will have no effect on the outcome of this proposal. As discussed above, if you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have the authority to vote your uninstructed shares on this proposal. If a broker chooses to leave these uninstructed shares unvoted, such shares will be counted for the purpose of establishing a quorum, but will have no effect on the outcome of this proposal. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Audit Committee value the opinions of our stockholders, and will consider the outcome of the vote.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF BDO USA, LLP.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”), stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and our bylaws. Stockholders wishing to present a proposal at our 2016 Annual Meeting of Stockholders must submit such proposal to our Corporate Secretary at our principal executive offices by January 1, 2016, if they wish for it to be eligible for inclusion in the Proxy Statement and form of proxy relating to that meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

In addition, under our bylaws, a stockholder wishing to nominate a person to our Board at the 2016 Annual Meeting of Stockholders (but not include such nomination in the proxy statement) or wishing to make a proposal with respect to any other matter (but not include such proposal in the proxy statement) at the 2016 Annual Meeting of Stockholders, must submit advance notice of the director nomination or stockholder proposal, as well as the required information specified in our bylaws, to our Corporate Secretary at our principal executive offices no earlier than February 13, 2016 and no later than March 14, 2016; provided, however, if the 2016 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the Annual Meeting, then to be timely the required information must be delivered by the stockholder no later than 75 days prior to and no earlier than 105 days prior to the 2016 Annual Meeting of Stockholders or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2016 Annual Meeting of Stockholders is first made by our Board. A stockholder’s notice of proposal shall include (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and (b) the class and number of shares of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner. See “Consideration of Director Nominees; New Nominees for Director – Stockholder Nominees” for a discussion of the information required to be submitted with stockholder director nominations. The requirements for advance notice of stockholder proposals under our bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act, as those stockholder proposals are governed by Rule 14a-8. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our bylaws and other applicable requirements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act, requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our officers who are required to file Section 16(a) forms and our directors, we believe that all Section 16(a) filing requirements were met during 2014 with the exception of one report on Form 4 filed by Mr. McGill reporting one late transaction.

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board may recommend.

Whether or not you plan to attend the Annual Meeting, please cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. You may revoke the proxy at any time before it is exercised. If you attend the Annual Meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares. If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on April 15, 2015, in order to vote your shares at the Annual Meeting.

By Order of the Board of Directors,

/s/ Warren G. Lichtenstein

Warren G. Lichtenstein
Chairman

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

| NAME | SHARES |
|---|---|
| THE COMPANY NAME INC. - COMMON | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS A | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS B | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS C | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS D | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS E | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS F | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - 401 K | 123,456,789,012.12345 |

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

| 1. Election of Directors | For | Against | Abstain |
|---|---|---|---|
| 01 Jack L. Howard | ☐ | ☐ | ☐ |
| 02 Warren G. Lichtenstein | ☐ | ☐ | ☐ |
| 03 John Mutch | ☐ | ☐ | ☐ |
| 04 John J. Quicke | ☐ | ☐ | ☐ |
| 05 Gary W. Ullman | ☐ | ☐ | ☐ |
| 06 Robert J. Valentine | ☐ | ☐ | ☐ |

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR proposals 2 and 3.

| | For | Against | Abstain |
|---|---|---|---|
| 2 To approve, on an advisory basis, the compensation of the Company's Named Executive Officers. | ☐ | ☐ | ☐ |
| 3 To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015. | ☐ | ☐ | ☐ |

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000248176_1 R1.0.0.51160

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Combined Proxy/10k Wrap is/are available at www.proxyvote.com .

**STEEL EXCEL INC.**
**Annual Meeting of Stockholders**
**May 28, 2015 10:00 AM**
**This proxy is solicited by the Board of Directors**

The undersigned stockholder(s) of Steel Excel Inc., a Delaware corporation, hereby appoints Jack L. Howard and James F. McCabe, Jr., and each of them, as Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at our 2015 Annual Meeting of Stockholders to be held at the Shade Hotel, 1221 North Valley Drive, Manhattan Beach, CA 90266 on Thursday, May 28, 2015 at 10:00 a.m., local time, and at any adjournment thereof.

The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement and a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

**THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN PROPOSAL NO. 1 AND "FOR" APPROVAL OF PROPOSAL NOS. 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.**

**Continued and to be signed on reverse side**

0000248176_2 R1.0.0.51160